Exhibit 2.n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 (File No. 333-204996) of Gladstone Investment Corporation of our reports dated May 17, 2016 relating to the financial statements, financial statement schedule and senior securities table, and the effectiveness of internal control over financial reporting of Gladstone Investment Corporation, which appears in such Registration Statement. We also consent to the reference to us under the headings “Senior Securities” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
June 8, 2016